Exhibit 99.1

FOR IMMEDIATE RELEASE

Agios Advances Cancer Metabolism Collaboration with Celgene

CAMBRIDGE, Mass., December 11, 2013 — Agios Pharmaceuticals, Inc. (NASDAQ: AGIO), a leader in the fields of cancer metabolism and inborn errors of metabolism, today announced an extension of one additional year to the period of exclusivity for their strategic cancer metabolism collaboration with Celgene Corporation (NASDAQ: CELG).

“The quality of the scientific interaction and collaboration with Agios has been outstanding,” said Thomas Daniel, M.D., president of research for Celgene. “We are pleased that while AG-221 and AG-120 are advancing into clinical development, significant progress is also being made on new targets in cancer metabolism. We are delighted to extend our collaboration, building upon the unique synergies and a shared mission to help cancer patients live longer and better lives.”

As a result of the extension, Celgene will maintain its exclusive option to all drug candidates emerging from Agios’ cancer metabolism research platform through April 2015. Under the terms of the agreement, Agios will receive a $20 million payment. Celgene has the ability to further extend this collaboration period for one additional year for an additional payment.

“Celgene has been a tremendous partner, and we are thrilled to continue our partnership with them seeking to establish the leading research and development effort in the field of cancer metabolism,” said David Schenkein, M.D., chief executive officer of Agios. “We believe that Agios’ unique approach to cancer metabolism, based on deep science, has the potential to fundamentally change the lives of cancer patients.”

Under the terms of the original agreement announced in April 2010, Agios received a $130 million upfront payment, including an equity investment that comprised the company’s Series B financing round. Agios leads research and early development efforts through Phase 1, while Celgene receives an option to obtain exclusive rights either upon IND acceptance or at the end of Phase 1, to further develop and commercialize drugs emerging from Agios’ cancer metabolism research. Celgene would lead and fund global development and commercialization of some of these drugs, and Agios would retain development and commercialization rights for certain drugs in the United States. On all programs, Agios has the right to receive up to $120 million in milestone-based payments as well as royalties on any sales.

In October 2011, Celgene and Agios agreed, ahead of schedule, to extend the discovery phase of their strategic collaboration targeting cancer metabolism, extending the initial period of exclusivity from three years to four years.

About Agios Pharmaceuticals, Inc.

Agios Pharmaceuticals is focused on discovering and developing novel drugs to treat cancer and inborn errors of metabolism, or IEMs, which are rare genetic metabolic diseases, through scientific leadership in the field of cellular metabolism. In addition to an active research and discovery pipeline across both therapeutic areas, Agios has multiple first-in-class lead product candidates in cancer metabolism and IEMs in clinical and/or preclinical development. All Agios programs focus on genetically identified patient populations, leveraging our knowledge of metabolism, biology and genomics. For more information, please visit our website at www.agios.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding Agios’ expectations and beliefs about the benefits of its collaboration with Celgene. The words “believe,” “expect” “could,” “should,” “will,” “would,” “may” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to important risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs, including the risks and uncertainties relating to: Agios’ ability to successfully commence and complete necessary preclinical and clinical development of its product candidates; Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; Agios’ ability to maintain its collaboration with Celgene on acceptable terms; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; unplanned cash requirements and expenditures; competitive factors; Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to obtain the substantial additional capital required to execute its plans and strategies; and general economic and market conditions. These and other risks are described under the caption “Risk Factors” in Agios’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is on file with the Securities and Exchange Commission (SEC), and in other filings that Agios may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Agios expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact:

Dan Budwick

973-271-6085

dan@purecommunicationsinc.com

Investor Contact:

Glenn Goddard

investors@agios.com